Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This agreement is made and entered into by and between Tier Technologies, Inc. (“Tier”), a Delaware Corporation and Steven M. Beckerman, an individual (the “Contractor”).

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

SECTION 1 - SERVICES AND DUTIES

Tier hereby retains Contractor to perform consulting services for Tier as specified in the Statement of Work attached hereto as Appendix A (the “Services”).  Statements of Work may be modified or updated as set forth in Section 6 herein.

SECTION 2 - ENTIRE AGREEMENT

This Agreement and any referenced appendices hereto, including Statements of Work and the terms and conditions contained therein, constitute the entire Agreement between Contractor and Tier with respect to the Services.  In the event of any direct conflict in terms or conditions between the Statement of Work and this Agreement, the terms of the Statement of Work shall control.

SECTION 3 - INDEPENDENT CONTRACTOR

3.1
Contractor agrees that in rendering all Services hereunder, Contractor shall act and be considered for all purposes as an independent contractor to Tier, not as an employee or agent of Tier.   Contractor agrees that payments for services cannot be made without a properly completed and signed IRS Form W-9 submitted with this Agreement. (available as a print out document at http://ftp.fedworld.gov/pub/irs-pdf/fw9.pdf; or as a fill-in document at http://ftp.fedworld.gov/pub/irs-fill/fw9.pdf).  In its capacity as an independent contractor, Contractor agrees and represents, and Tier agrees, that Contractor:

(a)	has the right to control and direct the means and methods of performing the Services, subject to the general direction of Tier;

(b)	shall use his/her own tools, equipment, and supplies in performing the Services;

(c)
receives compensation from Tier only as set out in the Statement of Work, and that Contractor shall not at any time be eligible to participate in benefits of any sort which Tier offers to its employees;

(d)
is responsible for paying all ordinary and necessary expenses (except as otherwise provided in the Statement of Work), including, but not limited to, all applicable taxes, insurances, workers’ compensation insurance, and state disability insurance;

(e)	maintains a place of business at a location other than the premises of Tier;

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(f)	shall be fully liable for negligent or willful injurious acts or omissions of itself and its agents causing harm to persons or property; and

(g)	is free to accept work from other clients, including fulltime or part-time employment with other entities.

3.2	Contractor agrees not to represent itself as Tier’s agent or attorney for any purpose to any party.

3.3	Contractor warrants that the Services performed hereunder shall be timely provided.

SECTION 4 - TERM

This Agreement shall be effective October 1, 2008 and thereafter shall remain in effect through the close of business on November 30, 2008.

SECTION 5 - PAYMENT

Tier shall make payment to Contractor in accordance with the terms set forth in the Statement of Work.

SECTION 6 - MODIFICATIONS

The parties may modify this Agreement and/or the Statement of Work by mutual agreement only, which shall be set forth in writing.

SECTION 7 - DATA AND PROPRIETARY RIGHTS

7.1
Tier shall own exclusively the Materials.  In consideration of the amounts paid to Contractor by Tier hereunder, Contractor hereby assigns all rights, title and interest, including any and all copyrights, patents, trademarks, and trade secrets embodied in or part of such Materials to Tier.  Contractor agrees to give Tier all assistance reasonably required by Tier to perfect the foregoing assignment of rights.

7.2
To the extent that any preexisting proprietary materials are contained in the Materials, Contractor hereby grants to Tier an irrevocable, nonexclusive, worldwide, royalty free, transferable license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon, such preexisting materials, and to authorize, or sub-license others to do any, some or all of the foregoing.

SECTION 8 - TERMINATION

 This Agreement shall automatically terminate at close of business on November 30, 2008.

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SECTION 9 - CONFIDENTIAL INFORMATION / INSIDER TRADING

9.1
Contractor agrees that it shall keep in confidence all information relating to the methodologies, products, product plans, trade secrets, secret processes, programs, program listings, source code, object code, formulas, cost information, marketing information, price lists, business forms, financial records, customers and markets of Tier, plus any designs, business plans, business opportunities, finances, research, development, know-how or personnel data and all other confidential knowledge, data and information related to the business and affairs of Tier (collectively, “Proprietary Information”) that may be acquired pursuant to, or in connection with, this Agreement or the relationship contemplated by this Agreement.  During and for a period of three (3) years after the term of this Agreement, Contractor will not, without the prior written consent of an officer of Tier, publish, communicate, divulge or disclose any of such Proprietary Information. Notwithstanding the foregoing, it is agreed that Proprietary Information shall not include any information which: (i) is known to Contractor at the time of disclosure to Contractor by Tier; (ii) has become publicly known through no wrongful act of Contractor; (iii) has been rightfully received by Contractor from a third party without restriction on disclosure and without breach of any agreement with Tier; or (iv) has been approved for release by written authorization executed by an authorized officer of Tier.

9.2 Contractor agrees that it shall not be permitted to trade Tier common stock on the basis of material nonpublic information or pass on such information to others.

SECTION 10 - INDEMNIFICATION

10.1
Contractor will indemnify Tier against, and hold Tier harmless from, any claim that any of the materials delivered to Tier in the course of providing the Services infringe any third party’s intellectual property rights including, but not limited to, patent, copyright, trademark or trade secret.

10.2
Contractor agrees that it will indemnify Tier against, and hold Tier harmless from, any tax   liability, cost, expense (including reasonable attorneys’ fees), or other penalty should it be deemed an employee of Tier for withholding tax purposes by the Internal Revenue Service or any state or local government agency or other applicable entity.

SECTION 11 - TAXES

Contractor shall be responsible for the withholding and/or payment, as required by law, of federal, state and local taxes imposed on Contractor because of the performance of the Services hereunder.  Further, Contractor shall comply with all federal and state benefits laws applicable to Contractor, if any, including making deductions and contributions for social security and unemployment taxes.  Each party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement.

SECTION 12 – NON-ASSIGNMENT

Contractor shall not assign this Agreement without Tier’s prior written consent.

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SECTION 13 -  APPLICABLE LAW, VENUE AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding its conflicts of law rules.  Exclusive jurisdiction and venue for any claim or action arising out of or relating to this Agreement shall be in the state or federal courts located in the Commonwealth of Virginia. The parties shall submit to the jurisdiction of, and accept that venue is proper in, these courts in any legal action or proceeding. Each party agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by the law of the Commonwealth of Virginia.

SECTION 14 - MISCELLANEOUS

14.1
Cumulation of Remedies.  All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of all other remedies.

14.2
Notice. Any notice or other communication hereunder shall be in writing.  If to Tier:  Paul Bouwmeester, Tier, 10780 Parkridge Blvd., Suite 400, Reston, VA  20191, with a copy to: Legal Dept. (same address), Attn:  General Counsel.   If to Contractor: notices will be sent to name and address stated in signature block.

14.3	Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

14.4
Attorneys’ Fees.  If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, expert witness costs, costs of suit and expenses, in addition to any other relief to which such prevailing party may be entitled.

14.5	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:
TIER TECHNOLOGIES, INC.	Steven M. Beckerman
10780 Parkridge Blvd., Suite 400	1373 Forestedge Boulevard
Reston, VA 20191	Oldsmar, FL 34677

By:	/s/ Ronald W. Johnston	By:	/s/ Steven M. Beckerman
Print Name:	Ronald W. Johnston	Print Name:	Steven M. Beckerman
Title:	Chief Financial Officer	Title:	Sr. Vice President
Date:	August 6, 2008	Date:	August 4, 2008

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INDEPENDENT CONTRACTOR AGREEMENT

APPENDIX A

STATEMENT OF WORK

This Statement of Work is entered into pursuant to, and subject to the terms and conditions of, the Independent Contractor Agreement between Tier Technologies, Inc. (“Tier”) and Steven M. Beckerman (“Contractor”).

A.	Description of Services Contractor is to perform:

Contractor will provide consulting services to assist Tier in the delivery and completion of transitional services as agreed with Informatix pursuant to the Purchase Agreement executed on June 30, 2008; assist in the wind-down of the pension practice, and such other mutually agreed assignments between the contractor and Ron Rossetti, Chief Executive Officer or his designee.

B.	Project time table:

Start Date:  October 1, 2008

End Date:  Close of Business November 30, 2008

C.	Special Conditions:

Contractor shall be permitted to provide the Services remotely.  To the extent any travel or other expenses incurred by Contractor in performing the Services is required, Contractor agrees to advise Tier in advance of such expenses and Tier agrees to reimburse Contractor.  Original receipts are required in the event any expenses are approved as reimbursable.

D.	Staffing and Fees: Tier will pay Contractor at the following rate according to the following rate table. The amount in the rate table represents the maximum fee Tier will pay to Contractor.

Staffing Rates

Name of Contractor	Retainer
Steven M. Beckerman	$19,866 / Monthly

E.	Payment:

Contractor will invoice Tier for its services once a month, on the last day of the month.  Invoices shall be remitted to the following address:

Paul Bouwmeester
Vice President
Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191

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Tier will pay Contractor within 30 days from receipt of a Contractor’s invoice.

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:
TIER TECHNOLOGIES, INC.	Steven M. Beckerman
10780 Parkridge Blvd., Suite 400	1373 Forestedge Boulevard
Reston, VA 20191	Oldsmar, FL 34677

By:	/s/ Ronald W. Johnston	By:	/s/ Steven M. Beckerman
Print Name:	Ronald W. Johnston	Print Name:	Steven M. Beckerman
Title:	Chief Financial Officer	Title:	Sr. Vice President
Date:	August 6, 2008	Date:	August 4, 2008

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